Exhibit 14(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 14, 2001, relating to the financial statements and financial highlights of Pilgrim Global Information Technology Fund (now known as ING Global Technology Fund), one of the portfolios constituting ING Funds Trust (formerly Pilgrim Funds Trust), now a portfolio of ING Mutual Funds, which appears in the October 31, 2001 Annual Reports to Shareholders of Pilgrim Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Representations and Warranties" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
November 15, 2002